UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 8-K CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):
January 26, 2006

bebe stores, inc. (Exact name of registrant as specified in its charter)

California (State or Jurisdiction of Incorporation or Organization)	0-24395 (Commission File No.)	94-2450490 (IRS Employer Identification Number)

400 Valley Drive
Brisbane, California 94005
(Address of principal executive offices)

Registrant's telephone number, including area code
(415) 715-3900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02  Results of Operations and Financial Condition

The information in this Form 8-K and the Exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing. On January 26, 2006, bebe stores, inc. issued a press release announcing its second quarter fiscal 2006 earnings.

The press release relating to the second quarter fiscal 2006 earnings is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

    99.1.        Press Release dated January 26, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated January 26, 2006 bebe stores, inc. /s/ Walter Parks __________________________________ Walter Parks, Chief Financial Officer

Exhibit 99.1 Contact: Walter Parks Chief Financial Officer bebe stores, inc. (415) 715-3900 bebe stores, inc.
Announces Record Second Quarter Fiscal 2006 Earnings of $0.27 per Share
after Taking into Account the
Stock Based Compensation Charge of $0.02 per Share

BRISBANE, CALIF. – January 26, 2006 – bebe stores, inc. (Nasdaq:BEBE) today announced unaudited financial results for the second fiscal quarter ended December 31, 2005.

Net sales for the second quarter of fiscal 2006 were $167.9 million, up 10.0% from $152.6 million reported for the second quarter a year ago. Net sales for the second quarter of fiscal 2006 were reduced by approximately $1.4 million associated with the customer loyalty program. As previously reported, same store sales for the quarter increased 2.2% compared to an increase of 27.3% in the prior year.

Gross profit as a percentage of net sales decreased to 50.7% in the second quarter of fiscal 2006, compared to 51.3% in the second quarter of fiscal 2005. The decrease in gross profit as a percentage of net sales from the prior year of 0.6% was primarily the result of lower merchandise margins.

SG&A expenses for the second quarter of fiscal 2006 were $46.9 million, or 27.9% of net sales, compared to $40.3 million, or 26.3% of net sales for the same period of the prior year. The increase in SG&A expenses as a percent of sales is primarily due to a $2.5 million pre-tax charge, or 1.5% of net sales, related to the expensing of stock based compensation as a result of the recent adoption of Financial Accounting Standards Board Statement No. 123(R), “Share Based Payment” (“SFAS 123(R)”).

Operating income for the second quarter of fiscal 2006 was $38.2 million or 22.8% of net sales, compared to $38.1 million or 25.0% of net sales for the same period of the prior year. Net earnings for the second quarter increased to $25.0 million, compared to $24.3 million for the same period of the prior year. Diluted earnings per share for the second quarter were $0.27 after taking into account the $0.02 per share charge related to the expensing of stock based compensation and approximately $0.01 per share related to the customer loyalty program as noted above versus $0.26 per share in the same period of fiscal 2005.

Had stock based compensation been recorded in the prior year, the impact to diluted earnings per share would have been approximately $0.02 per share as previously disclosed. After taking this charge into account, diluted earnings per share would have been $0.24 and the increase in diluted earnings per share from the second quarter of fiscal 2005 to the second quarter of fiscal 2006 would have been approximately 13%.

The effective tax rate for the second quarter of fiscal 2006 increased to 38.2% from 38.0% in the second quarter of fiscal 2005 due to the adoption of SFAS 123(R) which changed the requirements regarding recognition of stock based compensation. The compensation expense associated with expensing incentive stock options increases the Company’s effective tax rate. The effective tax rate is expected to fluctuate from quarter to quarter under SFAS 123(R).

Net sales for the year-to-date period ended December 31, 2005 were $294.1 million, up 15.0% from $255.7 million reported for the year-to-date period ended January 1, 2005. As previously reported, same store sales for the year-to-date period ended December 31, 2005 increased 8.1% compared to an increase of 20.8% for the year-to-date period ended January 1, 2005.

Net earnings for the year-to-date period ended December 31, 2005 were $38.6 million, an increase of 8.1% from $35.7 million for the year-to-date period ended January 1, 2005. Diluted earnings per share for the year-to-date period ended December 31, 2005 were $0.41 after taking into account the $0.03 per share charge related to the expensing of stock based compensation versus $0.39 per share for the year-to-date period ended January 1, 2005.

During the second quarter ended December 31, 2005, the Company opened nine stores, including four bebe stores, two BEBE SPORT stores and three outlet stores, and closed one BEBE SPORT store.

For the third quarter of fiscal 2006, the Company anticipates comparable store sales will be in the mid single digit range and earnings per share in the range of $0.11 to $0.15 after taking into account the impact of a $0.02 per share charge related to the expensing of stock based compensation, versus $0.12 per share in the third quarter of fiscal 2005. Fiscal 2005 third quarter diluted earnings per share exclude the impact of the stock based compensation charge which would have been approximately $0.02 per share.

For the third quarter of fiscal 2006 ending April 1, 2006, the Company is currently planning finished goods inventory on a per square foot basis to increase low to mid teens when compared to the end of the third quarter of fiscal 2005.

For fiscal 2006, the Company anticipates opening 35 stores, expanding or renovating 16 existing stores and closing three stores resulting in an approximate square footage growth of 16%. The number of planned new stores includes 20 bebe stores, 12 BEBE SPORT stores and three bebe outlet stores. Total capital expenditures for the year will be approximately $34 million which will include investments in new stores, store expansions and renovations, information technology systems and office improvements.

bebe stores, inc. will host a conference call on Thursday, January 26, 2006 at 1:30 P.M. Pacific Time to discuss second quarter results. Interested parties are invited to listen to the conference by calling (888) 241-2232 or visit http://www.bebe.com/Company/calls.jsp to listen to our live audio webcast. A replay of the call will be available for approximately one week by calling (800) 642-1687 and using the passcode “4011695". A link to the audio replay will also be available on our web site at www.bebe.com following the conference call.

bebe stores, inc. designs, develops and produces a distinctive line of contemporary women’s apparel and accessories, which it markets under the bebe, BEBE SPORT and bebe O brand names. bebe currently operates 228 stores, of which 173 are bebe stores, 20 are bebe outlet stores and 35 are BEBE SPORT stores. These stores are located in the United States, Puerto Rico and Canada. In addition, there is an online store at www.bebe.com.

The statements in this news release, other than the historical financial information, contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ from anticipated results. Wherever used, the words “expect,” “plan,” “anticipate,” “believe” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, miscalculation of the demand for our products, effective management of our growth, decline in comparable store sales performance, ongoing competitive pressures in the apparel industry, changes in the level of consumer spending or preferences in apparel, and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict.

_________________

bebe stores, inc. SELECTED BALANCE SHEET DATA (UNAUDITED) (Dollars in thousands)

	December 31, 2005	January 1, 2005

Assets
Cash and equivalents	$51,324	$45,294
Short-term marketable securities	274,136	188,225
Inventories, net	35,492	28,938
Total current assets	380,014	281,258
Property and equipment, net	80,078	65,072
Long-term marketable securities	-	7,875
Total assets	$469,583	$358,629

Liabilities and Shareholders' Equity
Total current liabilities	$65,363	$46,355
Total liabilities	98,180	66,089
Total shareholders' equity	371,403	292,540
Total liabilities and shareholders' equity	$469,583	$358,629

bebe stores, inc. STATEMENTS OF OPERATIONS (UNAUDITED) (Amounts in thousands except per share data and store statistics)

	For the Quarters Ended				For the Year-to-Date Periods Ended

	Dec. 31, 2005%		Jan. 1, 2005%		Dec. 31, 2005%		Jan. 1, 2005%

Net sales	$167,895	100.0	$152,581	100.0	$294,050	100.0	$255,728	100.0
Cost of sales, including production and occupancy	82,756	49.3	74,232	48.7	146,708	49.9	127,280	49.8

Gross profit	85,139	50.7	78,349	51.3	147,342	50.1	128,448	50.2
Selling, general and administrative expenses	46,916	27.9	40,275	26.3	89,165	30.3	72,813	28.4

Income from operations	38,223	22.8	38,074	25.0	58,177	19.8	55,635	21.8
Interest and other income, net	2,245	1.3	1,055	0.6	4,360	1.5	1,910	0.7

Earnings before income taxes	40,468	24.1	39,129	25.6	62,537	21.3	57,545	22.5
Provision for income taxes	15,459	9.2	14,869	9.7	23,955	8.2	21,867	8.5

Net earnings	$25,009	14.9	$24,260	15.9	$38,582	13.1	35,678	14.0

Basic earnings per share	$0.27		$0.27		$0.42		$0.40
Diluted earnings per share	$0.27		$0.26		$0.41		$0.39
Basic weighted average shares outstanding	91,230		89,177		91,188		88,723
Diluted weighted average shares outstanding	92,979		92,964		93,637		91,848

Number of stores open at beginning of period	220		202		214		199
Number of stores opened during period	9		5		16		8
Number of stores expanded/relocated during period*	1		2		1		4
Number of stores closed during period	1		1		2		1
Number of stores open at end of period	228		206		228		206
Total square footage at end of period (000's)	828		734		828		734
*Expanded/Relocated stores are excluded from comparable store sales for the first year following expansion/relocation.